SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) Of The SECURITIES EXCHANGE ACT of 1934


Date of Report:                     January 23, 1996


Exact name of registrant as
specified in its charter:           BELL ATLANTIC CORPORATION


Commission File No.:                1-8606


State of Incorporation:             Delaware


IRS Employer Identification No.:    23-2259884


Address of principal executive
offices:                            1717 Arch Street
                                    Philadelphia, Pennsylvania
                                    Zip Code            19103

Registrant's telephone number,
including area code:                (215) 963-6000


Former name or former address,
if changed since last report:        N/A


















SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.






BELL ATLANTIC CORPORATION




By:  /s/ P.  Alan Bulliner
     P. Alan Billiner
     Vice President -Corporate Secretary and Counsel



Date: January 23, 1996






































Item 5.   Other Events.




     On January 23, 1996, the Board of Directors of Bell Atlantic Corporation (the Company) adopted a resolution ordering the redemption of all Rights granted under the Company's Shareholder Rights Plan (the Plan),approved by the Board in 1989. The Board has concluded that, in view of changes in the circumstances of the Company and in the legal and financial environments since 1989, the continuation of the Plan is not necessary for the protection of shareholder interests.

     As a result of the Board's action, shareholders of record as of April 10, 1996 will be entitled to receive the redemption price of $.005 per share on or about May 1, 1996.

     The redemption price will be combined, in a single payment, with the dividend which is expected to be paid on May 1, 1996. The Board intends that the redemption of the Rights will not increase the total cash to be paid to shareholders on May 1, 1996, and therefore intends to reduce, on a one-time basis, the dividend amount that would otherwise be payable on that date by the $.005 per share redemption price. The Board is scheduled to determine the amount of the May 1 dividend on March 23, 1996.

     Under the Plan, the action of the Board ordering the redemption of the Rights terminates the right to exercise the Rights, and the only continuing right of the shareholders is to receive the redemption price.

     The Board's action was not taken in response to, or in anticipation of, any actual or perceived threat of a takeover of the Company or any other transaction.

     Attached as an exhibit is a copy of the resolution ordering the redemption of the Rights.







Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

     c)  Exhibits.

     The exhibits identified below, on file with the SEC, are incorporated herein by reference as exhibits hereto.



     10 (a)  -  Resolution of the Bell Atlantic Corporation Board of Directors













EXHIBIT INDEX


Exhibit No.             Description


  10 (a)     Bell Atlantic Board Resolution dated January 23, 1996













































EXHIBIT 10 (a)
                    BELL ATLANTIC CORPORATION
                        BOARD OF DIRECTORS
                         January 23, 1996


WHEREAS, this Board, at its meeting on March 28, 1989, authorized the adoption of a Shareholder Rights Plan (the "Plan") for the purpose of protecting shareholders from coercive takeover techniques; and

WHEREAS, in order to implement the Plan, the Corporation entered into a Rights Agreement with American Transtech Inc., as Rights Agent, dated as of March 28, 1989; and

WHEREAS, by an Amendment to Rights Agreement dated as of April 29, 1992, the Bank of New York was substituted as Rights Agent (the Rights Agreement, as amended by the Amendment to Rights Agreement, is hereinafter referred to as the "Agreement"); and

WHEREAS, pursuant to the Agreement, rights to purchase preference stock (collectively, the Rights ) were distributed at a rate of one Right for each share of common stock held on April 10, 1989; and

WHEREAS, on March 16, 1990, the Board of Directors declared a two-for-one stock split pursuant to which shareholders of record on April 10, 1990 received one additional share of common stock for each share owned; and

WHEREAS, pursuant to Section 11(p) of the Agreement, the ratio of Rights per share is proportionately adjusted in the event of a stock split so that one half of one Right is attached to each share of the Corporation's outstanding common stock as of this date; and

WHEREAS, the Corporation has received two shareholder proposals requesting that the Corporation either redeem the Rights issued under the Plan or submit the Plan to a vote of shareholders; and

WHEREAS, the Board has reviewed the purpose and operation of the Plan, and changes in the circumstances of the Corporation and in the legal and financial environments since 1989, and has determined that a continuation of the Plan is not necessary for the protection of shareholder interests; and

WHEREAS, the Board has determined that the appropriate action to discontinue the effect of the Plan is to redeem the outstanding Rights; and

WHEREAS, the Agreement provides that the redemption price ( Redemption Price ) of each Right is $.01 per Right ($.005 per share of common stock outstanding); and



                    BELL ATLANTIC CORPORATION
                       BOARD OF DIRECTORS
                        January 23, 1996

                          - Page Two -

WHEREAS, Section 23 of the Agreement provides that, upon the action of the Board of Directors ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right thereafter of a holder of Rights shall be to receive the Redemption Price for each Right so held.

NOW, THEREFORE, be it

RESOLVED, that, in accordance with Section 23 of the Agreement, this Board hereby orders the redemption of the Rights; and

FURTHER RESOLVED, that shareholders of record of the Company's outstanding common stock as of April 10, 1996 shall be entitled to receive payment of the Redemption Price of $.01 per Right ($.005 per share) on or about May 1, 1996; and

FURTHER RESOLVED, that the Executive Vice President and Chief Financial Officer and the Vice President-Corporate Secretary and Counsel, and each of them, are authorized to execute any and all documents necessary or appropriate to implement the redemption of the Rights.